Exhibit 99.1

Boston Private Names Anthony DeChellis as CEO

BOSTON, MASS. — (NOVEMBER 5, 2018) — Boston Private Financial Holdings, Inc. [NASDAQ: BPFH] (“BPFH” or the “Company”) announced today that it has appointed Anthony DeChellis as Chief Executive Officer, effective November 26, 2018.  Mr. DeChellis will also serve as CEO of Boston Private Bank & Trust Company (“Boston Private”), a wholly owned banking subsidiary of the Company, and a leading provider of integrated wealth management, trust, and private banking solutions.

Mr. DeChellis will succeed current CEO Clayton Deutsch, who will be retiring on November 26, 2018. The appointment is part of a planned succession process that began over a year ago. Mr. Deutsch will work closely with Mr. DeChellis and the Board of Directors to ensure a smooth transition and continued excellence in delivering Boston Private’s services to its clients across the country.

In his new role, Mr. DeChellis will be responsible for advancing Boston Private’s mission of providing holistic financial advice integrated with banking solutions for personal and business clients. Mr. DeChellis retains Boston Private’s commitment to being active corporate citizens within local communities.

Mr. DeChellis brings over 30 years of industry experience, having served as CEO of Credit Suisse’s Private Bank Americas, which experienced strong growth under his leadership. Prior to joining Credit Suisse, Mr. DeChellis served as Head of Private Wealth Management at UBS, where he launched the Private Wealth Management business in the United States and oversaw the expansion of services catering to ultra high net worth clients.  Prior to UBS, he served as Head of International Private Banking for Merrill Lynch Europe. Before joining Boston Private, he was the President of OurCrowd, an equity crowdfunding platform.

Mr. Deutsch has held the CEO position since August of 2010, overseeing a period of increased focus on integrated wealth management, trust, and private banking.

“For the past eight years, I have been honored to work with outstanding clients and with the most talented financial professionals in our industry. Our Company today is very strong, and I look forward to what Anthony and our team will accomplish next,” said Clayton Deutsch, current CEO of Boston Private. “I could not ask for a better successor.  Anthony’s skills, experience, and genuine passion for our work will ensure the continued success of Boston Private. Anthony has been a successful builder everywhere he has gone. He brings to our Company a proven ability to build strong, client-centered wealth and private banking businesses, to attract terrific talent, and to deliver exceptional business results.”

“I have followed Boston Private’s growing success and quality of work closely over the years and am honored to have the opportunity to serve as its next CEO,” said Anthony DeChellis.

“Going forward, we will continue to evolve our platform as we remain intensely focused on ensuring our client experience is among the most compelling and competitive in the industry.”

Mr. DeChellis will be based in Boston, Massachusetts, and will serve on the Boards of Directors of BPFH and Boston Private.

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About Boston Private Financial Holdings, Inc.

Boston Private Financial Holdings, Inc. is a national financial services organization that owns Wealth Management, Trust, and Private Banking affiliates with offices in Boston, New York, Los Angeles, San Francisco, San Jose, South Florida, and Wisconsin. The Company has total assets of greater than $8 billion, and manages over $22 billion of client assets. The Company’s affiliates serve the high net worth marketplace with high quality products and services of unique appeal to private clients. The Company also provides strategic oversight and access to resources, both financial and intellectual, to support affiliate management, marketing, compliance and legal activities. (NASDAQ: BPFH)

About Boston Private

Boston Private is a leading provider of fully integrated wealth management, trust and private banking services. For more than 25 years, Boston Private has taken a highly personalized approach to serving the complex financial needs of individuals, families, business owners, private partnerships, nonprofits and community partners. Boston Private is also an active provider of financing for affordable housing, first-time homebuyers, economic development, social services, community revitalization and small businesses.

Headquartered in Boston, Boston Private has offices across the U.S. including Boston, San Francisco, San Jose, Los Angeles and South Florida. Private banking and trust services are provided through Boston Private Bank & Trust Company. Wealth management services are provided through Boston Private Wealth LLC, an SEC registered investment adviser and a wholly owned subsidiary of Boston Private Bank & Trust Company.

For more information, visit www.bostonprivate.com

MEDIA CONTACT:

Lucy Muscarella

(617) 912-4402

lmuscarella@bostonprivate.com

INVESTOR CONTACT:

Adam Bromley

(617) 912-4386

abromley@bostonprivate.com